Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Force Protection, Inc.

at

$5.52 Per Share

by

Falcon Acquisition Corp.

a wholly-owned subsidiary of

General Dynamics Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, DECEMBER 16, 2011, UNLESS THE OFFER IS EXTENDED.

November 18, 2011

To Our Clients:

Enclosed for your consideration are the offer to purchase dated November 18, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the tender offer by Falcon Acquisition Corp., a Nevada corporation (“Purchaser”) and a wholly-owned subsidiary of General Dynamics Corporation, a Delaware corporation (“Parent”), to purchase all shares of common stock, par value $0.001 per share (“Shares”), of Force Protection, Inc., a Nevada corporation (the “Company”), that are issued and outstanding at a price per Share of $5.52 in cash, without interest (the “Offer Price”) and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender to Purchaser any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The Offer Price is $5.52 per Share in cash, without interest and less any applicable withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of November 7, 2011 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”) by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that following completion of the Offer and subject to certain conditions, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than (i) dissenting shares, if any, (ii) Shares that are owned by any of the Company’s direct or indirect wholly-owned subsidiaries, (iii) Shares that are owned by Parent, Purchaser or any of their direct or indirect wholly-owned subsidiaries and (iv) time vested restricted Shares and performance-based restricted Shares that will have been automatically cancelled, as described in Section 13 of the Offer to Purchase) will be converted into the right to receive the Merger Consideration. The “Merger Consideration” will be an amount per Share equal to the Offer Price paid in the Offer.

4.	The board of directors of the Company has unanimously recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, if required, approve the Merger Agreement.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Friday, December 16, 2011, unless the Offer is extended by Purchaser (as so extended, the “Expiration Date”). Previously tendered Shares may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment as provided in the Offer, after 60 days from the date of commencement of the Offer.

6.	The Offer is subject to certain conditions set forth in Section 15 of the Offer to Purchase.

7.	Purchaser (or any successor entity thereto) will pay any stock transfer taxes imposed on the sale and transfer of any Shares to it or its order pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal. In addition, under the U.S. federal income tax laws, Computershare Trust Company, N.A., the Depositary for the Offer, may be required to withhold and pay over to the Internal Revenue Service backup withholding at a rate of 28% from any payments made pursuant to the Offer. See Instruction 8 of the Letter of Transmittal.

8.	In the event that the minimum tender condition to the Offer is not met, and in certain other circumstances, the parties have agreed to consummate the Merger without the prior completion of the Offer, after stockholders holding a majority of the total voting power of the outstanding Shares vote to approve the Merger Agreement. In that case, the consummation of the Merger would be subject to similar conditions as the Offer conditions, except that the Merger would be subject to receiving the approval of the Company’s stockholders as described in the previous sentence and the minimum tender condition would not apply. Purchaser is not asking stockholders of the Company to take any action with respect to the Merger at this time.

We urge you to read the enclosed materials regarding the Offer carefully before instructing us to tender any of your Shares.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit the tender on your behalf on or prior to the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Force Protection, Inc.

at

$5.52 Per Share

by

Falcon Acquisition Corp.

a wholly-owned subsidiary of

General Dynamics Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase dated November 18, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Falcon Acquisition Corp., a Nevada corporation (“Purchaser”) and a wholly-owned subsidiary of General Dynamics Corporation, a Delaware corporation (“Parent”), to purchase all shares of common stock, par value $0.001 per share (“Shares”), of Force Protection, Inc., a Nevada corporation (the “Company”), that are issued and outstanding, at a price per Share of $5.52 in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instructs you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to the validity, form, eligibility (including time of receipt) and acceptance for any payment of any tender of Shares submitted on my behalf to Computershare Trust Company, N.A. (the “Depositary”) will be determined by Purchaser in its sole discretion.

Number of Shares to be Tendered:

             Shares*

Dated                          , 201

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

SIGN HERE
Signature(s)
Name(s)
Address(es)
(City, State and Zip Code)
(Area Code and Telephone Number)
(Taxpayer Identification or Social Security No.)

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